EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2024 Results

MARIETTA, Pa., Feb. 20, 2025 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year ended December 31, 2024.

Significant items for fourth quarter of 2024 (all comparisons to fourth quarter of 2023):

  Net premiums earned increased 4.6% to $236.6 million
  Combined ratio of 92.9%, compared to 106.8%
  Net income of $24.0 million, or 70 cents per diluted Class A share, compared to net loss of $2.0 million, or 6 cents per Class A share
  Net investment gains (after tax) of $0.2 million, or 1 cent per diluted Class A share, compared to $1.8 million, or 5 cents per Class A share, are included in net income (loss)

Significant items for full year of 2024 (all comparisons to full year of 2023):

  Net premiums earned increased 6.2% to $936.7 million
  Combined ratio of 98.6%, compared to 104.4%
  Net income of $50.9 million, or $1.53 per diluted Class A share, compared to $4.4 million, or 14 cents per diluted Class A share
  Net investment gains (after tax) of $3.9 million, or 12 cents per diluted Class A share, compared to $2.5 million, or 8 cents per diluted Class A share, are included in net income
  Book value per share of $15.36 at December 31, 2024, compared to $14.39 at year-end 2023

Financial Summary

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$236,635	$226,185	4.6%	$936,651	$882,071	6.2%
Investment income, net	12,050	10,710	12.5	44,918	40,853	10.0
Net investment gains	256	2,243	-88.6	4,981	3,173	57.0
Total revenues	249,954	239,468	4.4	989,605	927,338	6.7
Net income (loss)	24,003	(1,970)	NM2	50,862	4,426	NM
Non-GAAP operating income (loss)[1]	23,801	(3,742)	NM	46,927	1,919	NM
Annualized return on average equity	18.1%	-1.7%	19.8 pts	9.9%	0.9%	9.0 pts

Per Share Data
Net income (loss) – Class A (diluted)	$0.70	$(0.06)	NM	$1.53	$0.14	NM
Net income (loss) – Class B	0.64	(0.06)	NM	1.38	0.11	NM
Non-GAAP operating income (loss) – Class A (diluted)	0.69	(0.11)	NM	1.41	0.06	NM
Non-GAAP operating income (loss) – Class B	0.63	(0.11)	NM	1.27	0.04	NM
Book value	15.36	14.39	6.7%	15.36	14.39	6.7%

ˆThe “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).
²Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We concluded 2024 with strong performance in the fourth quarter that we believe reflected our unrelenting focus in recent years on execution, whether on strategic initiatives to broaden our market capabilities or on profit-improvement measures to enhance our operating performance. As we move into 2025, we are striving to further enhance our performance while also pursuing intentional, strategic premium growth.

“For the fourth quarter of 2024, our loss ratio improved substantially compared to the prior-year quarter, as premium rate increases contributed to higher net premiums earned and numerous underwriting initiatives we implemented in recent years resulted in lower claim activity. Our weather-related loss ratio compared favorably to both the prior-year quarter and our previous five-year average for the fourth quarter of the year. Net development of reserves for claims incurred in prior years had virtually no effect on the loss ratio for the fourth quarter of 2024 or 2023.

“We effectively mitigated the higher costs associated with our major systems modernization project and higher underwriting-based incentive costs by implementing targeted expense-reduction strategies across our operations. We remain committed to refining the efficiency of our insurance operations, leveraging our substantial investments in technology, data and analytics, to maintain a sustainable expense ratio.”

Mr. Burke concluded, “As the insurance industry landscape continues to evolve, our dedicated team will maintain focus on the effective execution of the strategies we believe will lead to successful achievement of our long-term objectives. We will continue to implement premium rate increases as needed to maintain rate adequacy and achieve targeted risk-adjusted returns. We are also actively pursuing new business opportunities across our regional footprint, concentrating primarily on high quality new commercial middle market and small business accounts, while also seeking strategic new business growth within our personal lines segment. We have refined our state-specific strategies and action plans to meet current market challenges and opportunities. We believe that the successful execution of those actions will allow us to further enhance underwriting performance, drive sustainable measured growth and strengthen our competitive position with our independent agents, ultimately increasing the value of our stockholders’ investment in Donegal Group Inc.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$136,701	$133,602	2.3%	$539,683	$533,029	1.2%
Personal lines	99,934	92,583	7.9	396,968	349,042	13.7
Total net premiums earned	$236,635	$226,185	4.6%	$936,651	$882,071	6.2%

Net Premiums Written
Commercial lines:
Automobile	$42,922	$39,888	7.6%	$184,989	$174,741	5.9%
Workers' compensation	20,934	22,283	-6.1	103,533	107,598	-3.8
Commercial multi-peril	50,431	48,010	5.0	213,959	195,632	9.4
Other	9,790	10,544	-7.2	45,439	50,458	-9.9
Total commercial lines	124,077	120,725	2.8	547,920	528,429	3.7
Personal lines:
Automobile	54,078	54,609	-1.0	243,036	215,957	12.5
Homeowners	30,958	34,653	-10.7	140,613	139,688	0.7
Other	2,329	2,706	-13.9	10,712	11,623	-7.8
Total personal lines	87,365	91,968	-5.0	394,361	367,268	7.4
Total net premiums written	$211,442	$212,693	-0.6%	$942,281	$895,697	5.2%

Net Premiums Written

The 0.6% decrease in net premiums writtenˆ for the fourth quarter of 2024 compared to the fourth quarter of 2023, as shown in the table above, represents the combination of 2.8% growth in commercial lines net premiums written and a 5.0% decrease in personal lines net premiums written. The $1.3 million decrease in net premiums written for the fourth quarter of 2024 compared to the fourth quarter of 2023 included:

  Commercial Lines: $3.3 million increase that we attribute primarily to solid premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in classes of business we have targeted for profit improvement.
  Personal Lines: $4.6 million decrease that we attribute primarily to planned attrition due to non-renewal actions and lower new business writings, offset partially by a continuation of renewal premium rate increases and solid policy retention.

The $46.6 million increase in net premiums written for the full year of 2024 compared to the full year of 2023 included:

  Commercial Lines: $19.5 million increase that we attribute primarily to strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in states we exited or classes of business we have targeted for profit improvement.
  Personal Lines: $27.1 million increase that we attribute primarily to a continuation of renewal premium rate increases and solid policy retention, offset partially by planned attrition due to non-renewal actions and lower new business writings.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratiosˆ for the three months and full years ended December 31, 2024 and 2023:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	52.3%	61.8%	54.0%	57.5%
Loss ratio - weather-related losses	3.3	5.9	7.2	8.3
Loss ratio - large fire losses	4.0	4.8	4.9	5.2
Loss ratio - net prior-year reserve development	-0.2	-0.4	-1.6	-1.9
Loss ratio	59.8	72.1	64.5	69.1
Expense ratio	32.8	34.1	33.7	34.7
Dividend ratio	0.3	0.6	0.4	0.6
Combined ratio	92.9%	106.8%	98.6%	104.4%

Statutory Combined Ratios
Commercial lines:
Automobile	115.7%	104.8%	102.6%	97.3%
Workers' compensation	105.6	107.9	104.4	96.6
Commercial multi-peril	79.4	107.8	95.0	112.3
Other	84.7	95.0	80.0	85.5
Total commercial lines	97.3	105.8	98.2	101.6
Personal lines:
Automobile	96.5	119.7	97.4	109.7
Homeowners	76.2	101.3	99.6	108.6
Other	106.3	59.2	99.5	75.8
Total personal lines	89.5	111.1	98.3	108.2
Total lines	94.0%	107.8%	98.3%	104.2%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2024, the loss ratio decreased to 59.8%, compared to 72.1% for the fourth quarter of 2023. The core loss ratio, which excludes weather-related losses, large fire losses and net development of reserves for losses incurred in prior accident years, was 52.3% for the fourth quarter of 2024, which improved significantly compared to 61.8% for the fourth quarter of 2023. For the commercial lines segment, the core loss ratio of 55.2% for the fourth quarter of 2024 improved from 59.6% for the fourth quarter of 2023, primarily as the result of ongoing premium rate increases in all lines except workers’ compensation and reduced exposures in underperforming states and classes of business. For the personal lines segment, the core loss ratio of 48.4% for the fourth quarter of 2024 decreased significantly from 65.1% for the fourth quarter of 2023, due largely to the favorable impact of premium rate increases on net premiums earned for that segment.

Weather-related losses of $7.7 million, or 3.3 percentage points of the loss ratio, for the fourth quarter of 2024 decreased from $13.4 million, or 5.9 percentage points of the loss ratio, for the fourth quarter of 2023. Our insurance subsidiaries did not incur significant losses from any single weather event during the fourth quarters of 2024 or 2023. The impact of weather-related loss activity to the loss ratio for the fourth quarter of 2024 was lower than our previous five-year average of 5.2 percentage points for fourth quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $9.5 million, or 4.0 percentage points of the loss ratio, for the fourth quarter of 2024, compared to $10.8 million, or 4.8 percentage points of the loss ratio, for the fourth quarter of 2023. The modest decrease primarily reflected lower average severity in homeowner fire losses.

Net development of reserves for losses incurred in prior accident years had virtually no impact to the loss ratio for the fourth quarter of 2024 or 2023. For the fourth quarter of 2024, our insurance subsidiaries experienced unfavorable development primarily in personal automobile and commercial automobile losses that was offset by favorable development in commercial multi-peril losses and other lines of business. For the fourth quarter of 2023, our insurance subsidiaries experienced favorable development in personal automobile, workers’ compensation, homeowners and commercial automobile losses, offset partially by unfavorable development in commercial multi-peril and other commercial losses.

Loss Ratio – Full Year

For the full year of 2024, the loss ratio decreased to 64.5%, compared to 69.1% for the full year of 2023. The 2024 core loss ratio decreased by 3.5 percentage points to 54.0% from 57.5% for 2023. For the commercial lines segment, the core loss ratio of 54.4% for 2024 improved from 56.5% for 2023, primarily as the result of ongoing premium rate increases in all lines except workers’ compensation and reduced exposures in underperforming states and classes of business. For the personal lines segment, the core loss ratio of 53.5% for 2024 decreased from 59.1% in 2023, due largely to the favorable impact of premium rate increases on net premiums earned for that segment.

Weather-related losses for the full year of 2024 were $67.7 million, or 7.2 percentage points of the loss ratio, compared to $72.9 million, or 8.3 percentage points of the loss ratio, for the full year of 2023. The loss ratio impact of weather-related losses for the full year of 2024 was in line with the previous five-year average of 7.0 percentage points of the loss ratio.

Large fire losses were $45.8 million, or 4.9 percentage points of the loss ratio, for the full year of 2024, relatively in line with $45.4 million, or 5.2 percentage points of the loss ratio, for the full year of 2023.

Net favorable development of reserves for losses incurred in prior accident years of $15.0 million reduced the loss ratio for the full year of 2024 by 1.6 percentage points. For the full year of 2024, our insurance subsidiaries experienced favorable development in losses primarily in the commercial multi-peril, personal automobile and homeowners lines of business, offset partially by unfavorable development in the workers’ compensation and commercial automobile lines of business. Net favorable development of reserves for losses incurred in prior accident years of $16.7 million reduced the loss ratio for the full year of 2023 by 1.9 percentage points. For the full year of 2023, our insurance subsidiaries experienced favorable development in losses primarily in the commercial automobile, personal automobile, workers’ compensation and homeowners lines of business.

Expense Ratio

The expense ratio was 32.8% for the fourth quarter of 2024, compared to 34.1% for the fourth quarter of 2023. The expense ratio was 33.7% for the full year of 2024, compared to 34.7% for the full year of 2023. The decrease in the expense ratios for the fourth quarter and full year of 2024 primarily reflected the impacts of various expense reduction initiatives, including agency incentive program revisions, commission schedule adjustments, targeted staffing reductions, and hiring restrictions for open employment positions, among others. These impacts were offset partially by an increase in underwriting-based incentive costs as well as higher technology systems-related expenses that were primarily due to increased costs related to our ongoing systems modernization project, a portion of which Donegal Mutual Insurance Company allocates to our insurance subsidiaries. We expect the impact from allocated costs from Donegal Mutual Insurance Company to our insurance subsidiaries related to the ongoing systems modernization project peaked at approximately 1.3 percentage points of the expense ratio for the full year of 2024 and will subside gradually in 2025 and subsequent years.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.6% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2024.

	December 31, 2024		December 31, 2023
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$170,423	12.3%	$176,991	13.3%
Obligations of states and political subdivisions	409,560	29.5	415,280	31.3
Corporate securities	440,552	31.8	399,640	30.1
Mortgage-backed securities	304,459	22.0	278,260	21.0
Allowance for expected credit losses	(1,388)	-0.1	(1,326)	-0.1
Total fixed maturities	1,323,606	95.5	1,268,845	95.6
Equity securities, at fair value	36,808	2.7	25,903	2.0
Short-term investments, at cost	24,558	1.8	32,306	2.4
Total investments	$1,384,972	100.0%	$1,327,054	100.0%

Average investment yield	3.3%		3.1%
Average tax-equivalent investment yield	3.4%		3.2%
Average fixed-maturity duration (years)	5.2		4.3

Net investment income of $12.1 million for the fourth quarter of 2024 increased 12.5% compared to $10.7 million in net investment income for the fourth quarter of 2023, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior-year fourth quarter. Net investment income of $44.9 million for the full year of 2024 increased 10.0% compared to the full year of 2023, due primarily to higher average invested assets and an increase in the average investment yield compared to the prior year.

Net investment gains were minimal for the fourth quarter of 2024, compared to $2.2 million for the fourth quarter of 2023. We attribute the gains to the quarterly increases in the market value of the equity securities held at the end of the respective periods.

Net investment gains were $5.0 million for the full year of 2024, compared to $3.2 million for the full year of 2023. We attribute the gains to the change in the market value of the equity securities held at the end of the respective periods.

Our book value per share was $15.36 at December 31, 2024, compared to $14.39 at December 31, 2023, as increases from net income and unrealized gains within our available-for-sale fixed-maturity portfolio during 2024 were partially offset by the dividends we declared during the year.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$236,635	$226,185	4.6%	$936,651	$882,071	6.2%
Change in net unearned premiums	(25,193)	(13,492)	86.7	5,630	13,626	-58.7
Net premiums written	$211,442	$212,693	-0.6%	$942,281	$895,697	5.2%

The following table provides a reconciliation of net income (loss) to operating income (loss) for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss)	$24,003	$(1,970)	NM	$50,862	$4,426	NM
Investment gains (after tax)	(202)	(1,772)	-88.6%	(3,935)	(2,507)	57.0%
Non-GAAP operating income (loss)	$23,801	$(3,742)	NM	$46,927	$1,919	NM

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss) – Class A (diluted)	$0.70	$(0.06)	NM	$1.53	$0.14	NM
Investment gains (after tax)	(0.01)	(0.05)	-80.0%	(0.12)	(0.08)	50.0%
Non-GAAP operating income (loss) – Class A	$0.69	$(0.11)	NM	$1.41	$0.06	NM

Net income (loss) – Class B	$0.64	$(0.06)	NM	$1.38	$0.11	NM
Investment gains (after tax)	(0.01)	(0.05)	-80.0%	(0.11)	(0.07)	57.1%
Non-GAAP operating income (loss) – Class B	$0.63	$(0.11)	NM	$1.27	$0.04	NM

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On December 19, 2024, we declared regular quarterly cash dividends of $0.1725 per share for our Class A common stock and $0.155 per share for our Class B common stock, which we paid on February 18, 2025 to stockholders of record as of the close of business on February 4, 2025.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, February 20, 2025, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly and annual results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income (Loss)
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2024	2023

Net premiums earned	$236,635	$226,185
Investment income, net of expenses	12,050	10,710
Net investment gains	256	2,243
Lease income	77	85
Installment payment fees	936	245
Total revenues	249,954	239,468

Net losses and loss expenses	141,435	163,154
Amortization of deferred acquisition costs	39,853	39,149
Other underwriting expenses	37,649	38,032
Policyholder dividends	826	1,225
Interest	269	156
Other expenses, net	255	233
Total expenses	220,287	241,949

Income (loss) before income tax expense (benefit)	29,667	(2,481)
Income tax expense (benefit)	5,664	(511)

Net income (loss)	$24,003	$(1,970)

Net income (loss) per common share:
Class A - basic	$0.71	$(0.06)
Class A - diluted	$0.70	$(0.24)
Class B - basic and diluted	$0.64	$(0.06)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	28,979,432	27,702,646
Class A - diluted	29,224,696	27,726,318
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$211,442	$212,693

Book value per common share
at end of period	$15.36	$14.39

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2024	2023

Net premiums earned	$936,651	$882,071
Investment income, net of expenses	44,918	40,853
Net investment gains	4,981	3,173
Lease income	314	347
Installment payment fees	2,741	894
Total revenues	989,605	927,338

Net losses and loss expenses	604,118	609,178
Amortization of deferred acquisition costs	160,311	154,214
Other underwriting expenses	155,254	151,748
Policyholder dividends	4,073	5,313
Interest	946	620
Other expenses, net	2,564	1,201
Total expenses	927,266	922,274

Income before income tax expense	62,339	5,064
Income tax expense	11,477	638

Net income	$50,862	$4,426

Net income per common share:
Class A - basic and diluted	$1.53	$0.14
Class B - basic and diluted	$1.38	$0.11

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	28,155,276	27,469,250
Class A - diluted	28,245,356	27,562,785
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$942,281	$895,697

Book value per common share
at end of period	$15.36	$14.39

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2024	2023
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$705,714	$679,497
Available for sale, at fair value	617,892	589,348
Equity securities, at fair value	36,808	25,903
Short-term investments, at cost	24,558	32,306
Total investments	1,384,972	1,327,054
Cash	52,926	23,792
Premiums receivable	181,107	179,592
Reinsurance receivable	420,742	441,431
Deferred policy acquisition costs	73,347	75,043
Prepaid reinsurance premiums	176,162	168,724
Other assets	46,776	50,658
Total assets	$2,336,032	$2,266,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,120,985	$1,126,157
Unearned premiums	612,476	599,411
Accrued expenses	2,917	3,947
Borrowings under lines of credit	35,000	35,000
Other liabilities	18,878	22,034
Total liabilities	1,790,256	1,786,549
Stockholders' equity:
Class A common stock	329	308
Class B common stock	56	56
Additional paid-in capital	369,680	335,694
Accumulated other comprehensive loss	(28,200)	(32,882)
Retained earnings	245,137	217,795
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	545,776	479,745
Total liabilities and stockholders' equity	$2,336,032	$2,266,294